Exhibit 99.1

Company Investor/Media Contact:

DJO Incorporated

Mark Francois, Director of Investor Relations

(760) 734-4766

mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJO INCORPORATED ANNOUNCES FINANCIAL RESULTS

FOR THIRD QUARTER 2008

SAN DIEGO, CA, November 6, 2008 — DJO Incorporated (formerly named ReAble Therapeutics, Inc.) (“DJO” or the “Company”), a global provider of medical devices that provide solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its reporting subsidiary, DJO Finance LLC (“DJOFL”), for the third quarter of 2008, ended September 27, 2008.  ReAble Therapeutics, Inc. (“ReAble”) acquired DJO Incorporated in a transaction completed on November 20, 2007 (the “DJO Merger”).  Following completion of the DJO Merger, ReAble changed its name to DJO Incorporated.

Third Quarter Results

DJOFL achieved actual net sales for the third quarter of 2008 of $243.6 million, reflecting growth of 124.7 percent over actual net sales of $108.4 million in the third quarter of 2007, driven in large part by recent acquisitions as well as continued growth across the Company’s operating segments.  In 2007, in addition to the DJO Merger, the Company completed acquisitions of IOMED, Inc. and The Saunders Group, Inc. in August 2007 and July 2007, respectively, and of two immaterial businesses.  Collectively, these acquisitions are referred to as the “Other Acquisitions.”  On a pro forma basis, as if the DJO Merger and the Other Acquisitions had all closed on January 1, 2007, sales for the third quarter of 2008 would have reflected growth of approximately 6.4 percent, compared to $229.1 million for the third quarter of 2007.

For the third quarter of 2008, DJOFL reported a net loss of $14.4 million, compared to a net loss of $5.9 million for the third quarter of 2007.  The results for the current and prior year third quarter periods were impacted by significant purchase accounting adjustments, non-recurring charges and other adjustments related to the DJO Merger and the Other Acquisitions, in the case of the 2008 results, and ReAble’s acquisition, completed in November 2006, by an affiliate of Blackstone Capital Partners V L.P. (the “Prior Transaction”), the Other Acquisitions and certain other acquisitions completed by ReAble in 2006, in the case of the 2007 results.

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The Company defines Adjusted EBITDA as net income (loss) plus interest expense, net, provision (benefit) for income taxes, and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items, including the addition of certain future cost savings expected to be achieved related to recent acquisitions, all as permitted in calculating covenant compliance under the Company’s senior secured credit facility and the indentures governing its 10.875% senior notes and its 11.75% senior subordinated notes. A reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

Adjusted EBITDA for the third quarter of 2008, before future cost savings to be achieved related to the DJO Merger and the Other Acquisitions, was $54.6 million, or 22.4 percent of net sales, reflecting growth of $4.9 million, or 9.8 percent, compared with pro forma Adjusted EBITDA, before future cost savings, of $49.7 million achieved in the third quarter of 2007.  The improvement is primarily attributable to growth in the Company’s business and to cost savings realized in connection with the integration of the Other Acquisitions and the initial cost savings related to the DJO Merger.  For the twelve month period ended September 27, 2008 (LTM), pro forma Adjusted EBITDA was $251.7 million, or 25.9 percent of pro forma LTM net sales, including future cost savings to be achieved related to the DJO Merger and the Other Acquisitions of $52.6 million.

Nine Month Results

Net sales for the first nine months of 2008 were $733.2 million, reflecting an increase of approximately 128.1 percent, compared with net revenues of $321.4 million for the first nine months of 2007, driven in large part by recent acquisitions as well as continued growth across the Company’s operating segments.  On a pro forma basis, as if the DJO Merger and the Other Acquisitions had all closed on January 1, 2007, sales for the first nine months of 2008 would have reflected growth of approximately 6.7 percent, compared to $687.0 million for the first nine months of 2007.

Adjusted EBITDA for the first nine months of 2008, before future cost savings to be achieved related to the DJO Merger and the Other Acquisitions, was $159.9 million, or 21.8 percent of net sales, compared to pro forma Adjusted EBITDA, before future cost savings, of $144.9 million, or 21.1 percent of pro forma net sales, for the first nine months of 2007.

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Cash flow from operations was strong at $43.5 million in the third quarter, before cash interest paid of $22.6 million.  The Company had cash balances of $46.4 million at September 27, 2008 and additional available liquidity of $100 million under its revolving line of credit.

“DJO’s third quarter results were solid and reflect continuing progress towards achieving our integration goals,” said Les Cross, chief executive officer of DJO.  “Sales execution across our business segments was good, with growth rates continuing to meet or exceed estimated market rates of growth.  We continued to gain traction with our cost savings programs and integration initiatives, but, as expected, the sequential expansion of our total company Adjusted EBITDA margin was constrained by the negative seasonal impact of European summer holidays.  Our Domestic Rehabilitation and Surgical Implant segments achieved solid sequential improvement in their Adjusted EBITDA margins of 190 and 120 basis points, respectively.  Our third quarter gross profit margins were impacted by increasing oil prices, a less favorable product mix in revenue and a reduced foreign exchange translation benefit.  Partially offsetting these gross profit issues, we were able to reduce our third quarter operating expenses below our original expectations.

“Pro forma year-over-year sales growth for the third quarter for our Domestic Rehabilitation, International Rehabilitation and Surgical Implant operating segments was 5.5%, 12.9% and 10.0%, respectively.

“Growth in our Domestic Rehabilitation segment, which includes our Bracing and Supports, Empi, Regeneration and Chattanooga business units, was driven by very strong sales growth of nearly 25% within our Regeneration business. We saw strong contributions from both our OL1000 and SpinaLogic bone growth stimulators. Our Chattanooga business unit also posted a very strong revenue quarter, with year-over-year sales growth of 13.5%, driven by large orders for continuous passive motion (“CPM”) machines.  Our Bracing and Supports and Empi business units delivered growth at approximately the market rate. As we previously discussed, our DonJoy channel, within Bracing and Supports, continues to adjust to the replacement of its previously independent sales agents in the western United States with Company employed sales representatives.  By the end of the third quarter, all new sales reps had been hired and trained and we expect to see an improving revenue contribution from the new team in the fourth quarter.  Sales in our ProCare/Aircast channel partially offset DonJoy’s shortfall as we continue to capture share in the acute care market through our expanding national contract business.  Recently, the ProCare/Aircast business was awarded a supply contract for orthopedic soft goods from HealthTrust Purchasing Group. This contract begins December 1, 2008.

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“Sales growth in our International business segment continues to reflect expanding penetration of the growing number of markets we address. We also continue to benefit from favorable foreign exchange translation rates compared to the prior year, however, these benefits have been reduced as the U.S. dollar strengthened against foreign currencies during the third quarter.

“Finally, sales within our Surgical Implant segment were driven by strong sales of our knee implant products, which delivered growth of 27% compared to the prior year.

“With respect to our integration initiatives and cost savings programs, we continued to make good progress in the third quarter.  We are realizing increasing cost savings that are generally in line with our expectations.  We continue to expect total cost savings to exceed $50 million at the completion of these projects.

“In spite of the current economic environment, we remain cautiously optimistic regarding the Company’s outlook for the remainder of this year and next.  We believe that the market drivers that have sustained our industry remain largely intact today.  DJO is well positioned with strong market penetration and share, a diversified product line and a broad geographical footprint that gives us access to more customers in more markets, and low-cost manufacturing.  We believe these factors collectively provide us with a measure of insulation from market or credit risk that may be associated with any one product, geography or customer.  Having said this, we cannot completely rule out the possibility of negative impact on future results, should economic conditions remain depressed.

“With a good third quarter behind us, we look forward to the fourth quarter, typically our seasonally strongest quarter of the year.  We continue to expect full year revenues to approach $1 billion, although our reported revenues and operating results will be negatively impacted by the continuing strengthening of the U.S. dollar against other foreign currencies.  With higher expected revenue levels in the fourth quarter, we expect to see solid sequential expansion in our gross profit margins and Adjusted EBITDA margins.”

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 1:00 PM, Eastern Time today, November 6, 2008.  Individuals interested in listening to the conference call may do so by dialing (877) 864-4577 (International callers please use (706) 634-0177), using the reservation code 70960317.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call and replay will be available via the Internet at www.DJOglobal.com.

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About DJO Incorporated

DJO is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease. Our products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular systems, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO’s products are marketed under the brands Aircast®, DonJoy®, ProCare®, CMF™, Empi®, Saunders®, Chattanooga Group™, DJO Surgical, Cefar®-Compex® and Ormed®.  DJO uses its website as a channel of distribution of material Company information.  Financial and other material information regarding the Company is routinely posted and accessible at www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements relate to, among other things, the Company’s expectations regarding the current market conditions relative to the U.S. economy, sales and Adjusted EBITDA for 2008, gross profit margin expansion and cost reduction programs.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to the successful execution of the Company’s business strategies relative to its Domestic Rehabilitation, International Rehabilitation and Surgical Implant segments; the Company’s ability to achieve the revenue synergies expected from the DJO Merger; the success of the Company’s post-merger cost reduction initiatives designed to improve gross profit margins and reduce operating expenses; the Company’s highly leveraged financial position resulting primarily from the indebtedness incurred in connection with the DJO Merger and other recent

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acquisitions; the impact on the Company and its customers from instability in the credit markets; the continued growth of the markets the Company addresses and any impact on these markets from deteriorating economic conditions; the impact of potential reductions in reimbursement levels by Medicare and other governmental and commercial payors; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; the Company’s dependence on third-party agents to manage insurance billing and collections; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and in developing and protecting intellectual property; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products.  Other risk factors are detailed in DJOFL’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 28, 2008 with the Securities and Exchange Commission.  Additional risk factors are detailed in DJOFL’s Prospectus filed on July 2, 2008 and Form 10-Q filed on August 8, 2008, both with the Securities and Exchange Commission.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended		Nine Months Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net sales	$243,637	$108,431	$733,166	$321,391
Cost of sales	92,968	42,282	279,883	131,425
Gross profit	150,669	66,149	453,283	189,966
Operating expenses:
Selling, general and administrative	105,385	51,835	332,534	154,090
Research and development	6,773	4,372	20,679	12,113
Amortization of acquired intangibles	19,159	7,142	57,415	20,320
Operating income	19,352	2,800	42,655	3,443
Other income (expense):
Interest income	336	244	1,186	671
Interest expense	(42,073)	(15,052)	(129,755)	(43,125)
Other income (expense), net	(2,575)	204	(909)	262
Loss before income taxes and minority interests	(24,960)	(11,804)	(86,823)	(38,749)
Benefit for income taxes	(10,829)	(5,978)	(28,227)	(13,923)
Minority interests	298	113	793	278
Net loss	$(14,429)	$(5,939)	$(59,389)	$(25,104)

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	September 27, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$46,372	$63,471
Accounts receivable, net	173,236	154,767
Inventories, net	101,683	110,904
Deferred tax assets, net	29,454	28,999
Prepaid expenses and other current assets	21,417	17,319
Total current assets	372,162	375,460
Property and equipment, net	82,207	81,645
Goodwill	1,197,000	1,201,282
Intangible assets, net	1,304,134	1,360,361
Other non-current assets	58,096	67,524
Total assets	$3,013,599	$3,086,272

Liabilities, Minority Interests, and Membership Equity
Current liabilities:
Accounts payable	$35,749	$43,576
Accrued interest	43,832	10,131
Long-term debt and capital leases, current portion	11,370	14,209
Other current liabilities	88,813	93,636
Total current liabilities	179,764	161,552
Long-term debt and capital leases, net of current portion	1,813,038	1,818,598
Deferred tax liabilities, net	362,849	386,659
Other non-current liabilities	12,510	13,260
Total liabilities	2,368,161	2,380,069

Minority interests	1,963	1,215

Commitments and contingencies

Membership equity:
Additional paid-in capital	824,058	822,854
Accumulated deficit	(183,445)	(124,056)
Accumulated other comprehensive income	2,862	6,190
Total membership equity	643,475	704,988
Total liabilities, minority interests, and membership equity	$3,013,599	$3,086,272

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended		Nine Months Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net sales:
Domestic Rehabilitation Segment	$178,389	$74,132	$518,670	$212,788
International Rehabilitation Segment	54,427	23,627	176,121	73,416
Surgical Implant Segment	17,225	15,658	55,124	49,103
Intersegment revenues	(6,404)	(4,986)	(16,749)	(13,916)
Consolidated net sales	$243,637	$108,431	$733,166	$321,391

Gross profit:
Domestic Rehabilitation Segment	$107,031	$41,702	$308,641	$120,172
International Rehabilitation Segment	32,275	12,123	105,004	36,679
Surgical Implant Segment	12,730	11,818	41,214	33,930
Expenses not allocated to segments/Eliminations	(1,367)	506	(1,576)	(815)
Consolidated gross profit	$150,669	$66,149	$453,283	$189,966

Operating income:
Domestic Rehabilitation Segment	$19,716	$2,811	$49,407	$12,385
International Rehabilitation Segment	7,865	587	23,660	1,302
Surgical Implant Segment	1,572	1,824	5,557	2,890
Expenses not allocated to segments/Eliminations	(9,801)	(2,422)	(35,969)	(13,134)
Consolidated operating income	$19,352	$2,800	$42,655	$3,443

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DJO Finance LLC

Adjusted EBITDA

For the Three and Twelve Months Ended September 27, 2008

(unaudited)

(In thousands)

Our Senior Secured Credit Facility consisting of a $1,065.0 million term loan and a $100.0 million revolving credit facility and the Indentures governing the $575.0 million of senior notes and the $200.0 million of senior subordinated notes represent significant components of our capital structure. Under our Senior Secured Credit Facility, we are required to maintain specified senior secured leverage ratios, which become more restrictive over time, and which are determined based on our Adjusted EBITDA.  If we fail to comply with the senior secured leverage ratio under our Senior Secured Credit Facility, we would be in default under the credit facility.  Upon the occurrence of an event of default under the Senior Secured Credit Facility, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable and terminate all commitments to extend further credit.  If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facility could proceed against the collateral granted to them to secure that indebtedness.  We have pledged a significant portion of our assets as collateral under the Senior Secured Credit Facility.  Any acceleration under the Senior Secured Credit Facility would also result in a default under the Indentures governing the notes, which could lead to the noteholders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable.  In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA.

Adjusted EBITDA is defined as net income (loss) plus interest expense, net, provision (benefit) for income taxes, and depreciation and amortization, further adjusted for non-cash items, non-recurring items and other adjustment items permitted in calculating covenant compliance under our Senior Secured Credit Facility and Indentures.  We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants in our Senior Secured Credit Facility and the Indentures.  Adjusted EBITDA is a material component of these covenants.

Adjusted EBITDA should not be considered as an alternative to net income or other performance measures presented in accordance with GAAP, or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net loss or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.  In particular, the definition of Adjusted EBITDA in the Indentures and our Senior Secured Credit Facility allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net loss.  However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.  A breach of any of these covenants in the future could result in a default under our Senior Secured Credit Facility and the Indentures, at which time the lenders could elect to declare all amounts outstanding under our Senior Secured Credit Facility to be immediately due and payable.  Any such acceleration would also result in a default under the Indentures.

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The following table provides reconciliation between net loss and Adjusted EBITDA for the three, nine, and twelve months ended September 27, 2008.

	(unaudited)
	Three Months Ended September 27, 2008	Nine Months Ended September 27, 2008	Twelve Months Ended September 27, 2008
(in thousands)
Net loss	$(14,429)	$(59,389)	$(116,705)
Interest expense, net	41,737	128,569	171,932
Income tax benefit	(10,829)	(28,227)	(56,807)
Depreciation and amortization	25,397	74,847	93,178
Non-cash items (a)	(22)	5,904	15,427
Non-recurring items (b)	9,046	31,770	64,836
Other adjustment items, before cost savings (c)	3,706	6,447	27,244
Other adjustment items — cost savings applicable for twelve month period only (d)	N/A	N/A	52,595
Adjusted EBITDA	$54,606	$159,921	$251,700

(a)       Non-cash items are comprised of the following:

	(unaudited)
	Three Months Ended September 27, 2008	Nine Months Ended September 27, 2008	Twelve Months Ended September 27, 2008
(in thousands)
Stock compensation expense	$(22)	$1,204	$1,211
Purchase accounting adjustments (1)	—	4,700	14,216
Total non-cash items	$(22)	$5,904	$15,427

(1)          The purchase accounting adjustments for the nine months ended September 27, 2008 represented $4.7 million of expense related to the write up of fair market value of acquired inventory in connection with the DJO Merger. The purchase accounting adjustments for the twelve months ended September 27, 2008 included $9.4 million, $1.5 million and $0.7 million of expense related to the write-up to fair market value of acquired inventory in connection with the DJO Merger, the Saunders acquisition, and other recent acquisitions, respectively.  The purchase accounting adjustments for the twelve months ended September 27, 2008 also included is $3.0 million of expense related to the write-off of in-process research and development costs in connection with the DJO Merger.

(b)      Non-recurring items are comprised of the following:

	(unaudited)
	Three Months Ended September 27, 2008	Nine Months Ended September 27, 2008	Twelve Months Ended September 27, 2008
(in thousands)
Employee severance and relocation (1)	$2,602	$8,970	$24,510
Integration expense (2)	6,444	22,800	27,329
Reserve estimate change (3)	—	—	12,997
Total non-recurring items	$9,046	$31,770	$64,836

(1)          Severance for the three months ended September 27, 2008 included $2.2 million of severance payments made to employees in connection with the DJO Merger and $0.4 million of severance payments made to employees in connection with other recent acquisitions.  Severance for the nine months ended September 27, 2008 consisted of $5.0 million of severance expenses related to the DJO Merger, $1.2 million of severance payments to employees in connection with other acquisitions, and $2.8 million of separation expense in connection with the termination of one of the Company’s executive officers.  Severance for the twelve months ended September 27, 2008, included severance payments to former ReAble executives in the amount of $13.7 million, $2.8 million of separation expense in connection with the termination of one of the Company’s executive officers, and $5.3 million, $1.2 million and $1.5 million of employee severance incurred in connection with the DJO Merger, the IOMED acquisition and other recent acquisitions, respectively.

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(2)          Integration expense for the three months ended September 27, 2008 included $3.9 million of integration costs incurred in connection with the DJO Merger, $2.2 million related to the implementation of our new global ERP system, and $0.4 million of integration costs related to other recent acquisitions.  Integration expenses for the nine months ended September 27, 2008 included $17.2 million, $1.6 million and $1.8 million of integration costs incurred in connection with the DJO Merger, the IOMED acquisition and other recent acquisitions, respectively.   Also included within Integration expense for the nine months ended September 27, 2008 is $2.2 million related to the implementation of our new global ERP system. Integration expense for the twelve months ended September 27, 2008 included $17.2 million, $1.9 million, $2.7 million and $2.0 million of integration costs incurred in connection with the DJO Merger, the IOMED acquisition, the Saunders acquisition and other recent acquisitions, respectively.  Also included for the twelve months ended September 27, 2008 was $2.6 million related to the implementation of our new global ERP system, and $0.9 million of integration costs related to Blackstone’s 2007 acquisition of ReAble.

(3)          Included $9.8 million related to additional allowances for doubtful accounts receivable acquired in connection with the DJO Merger due to anticipated integration related collection issues, $1.1 million related to a change in estimate for inventory obsolescence of inventory acquired in connection with the DJO Merger and $2.1 million related to additional allowance for doubtful accounts due to a change in reserve estimate of the collectability of accounts receivable of Empi as a result of the DJO Merger for the twelve months ended September 27, 2008.

(c)       Other adjustment items, before cost savings, are comprised of the following:

	(unaudited)
	Three Months Ended September 27, 2008	Nine Months Ended September 27, 2008	Twelve Months Ended September 27, 2008
(in thousands)
Transaction expenses (1)	$2,089	$5,714	$11,921
Minority interest	298	793	930
Pre-acquisition Adjusted EBITDA (2)	—	—	14,830
Other (3)	1,319	(60)	(437)
Total other adjustment items, before cost savings	$3,706	$6,447	$27,244

(1)          Included $1.8 million of Blackstone monitoring fees and $0.3 million related to other merger and acquisition activities for the three months ended September 27, 2008.  Included $5.4 million of Blackstone monitoring fees and $0.3 million related to other merger and acquisition activities for the nine months ended September 27, 2008. Included $4.7 million of transaction costs incurred in connection with the DJO Merger, $6.0 million of monitoring fees, $0.5 million related to Blackstone’s 2007 acquisition of ReAble and $0.7 million related to other merger and acquisition activities for the twelve months ended September 27, 2008.

(2)          Represents pre-acquisition Adjusted EBITDA from October 1, 2007 to November 19, 2007 for the DJO Merger.

(3)          Included net foreign currency transaction losses and a settlement of a litigation contingency related to one of our foreign subsidiaries.

(d)         Included projected cost savings of (i) $51.2 million related to headcount reductions, facilities consolidation and production efficiencies in connection with the DJO Merger, (ii) $0.8 million related to headcount reductions and production efficiencies in connection with the IOMED and Saunders acquisitions, and (iii) $0.6 million principally from vertical integration and procurement savings related to purchases of certain product components.

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